Exhibit 107

CALCULATION OF FILING FEES TABLE

FORM S-8

(Form Type)

Sonim Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	Other	$5,000,000.00	$0.44	$2,200,000.00	0.0001102	$242.44
Total Offering Amounts					$2,200,000.00		$242.44
Total Fee Offsets					—		—
Net Fee Due							$242.44

(1) This Registration Statement registers 5,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of Sonim Technologies, Inc. (the “Registrant”) for issuance under the Sonim Technologies, Inc. 2019 Equity Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock of the Registrant that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and the low price of the Registrant’s shares of Common Stock as reported on The Nasdaq Capital Market on November 8, 2022.